AMENDMENT
TO
TRIUMPH GROUP, INC.
2018 EQUITY INCENTIVE PLAN
This Amendment (this “Amendment”) amends the Triumph Group, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), effective February 19, 2019.
RECITALS
On February 19, 2019, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Triumph Group, Inc. (the “Corporation”) approved amendments to the 2018 Plan. The purpose of this Amendment is to document such approved amendments. All capitalized terms used but not defined in this Amendment have the meanings set forth in the 2018 Plan.
1.Amendment to Section 3(a) of the 2018 Plan. Section 3(a) of the 2018 Plan is hereby deleted in its entirety and replaced with the following:

“3.    Shares Subject to the Plan.
(a)    Aggregate Limits. Subject to Section 15(a), the aggregate number of Shares subject to Awards granted under the Plan is 2,000,000 Shares. Any Shares subject to Awards that are cancelled, expire, are forfeited, or are the subject of Awards settled in cash without the issuance of any Shares shall be available for re‑grant under the Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (i) Shares tendered or withheld in payment of the Option exercise price, or (ii) Shares delivered to or withheld by the Company to satisfy any tax withholding obligation authorized by the Committee. Shares issued in payment of any Award may either be authorized and unissued Shares or treasury Shares. Any cash tendered to pay any exercise price or to meet tax withholding obligations will not be used by the Company to purchase additional Shares on the open market for use under this Plan.”
2.Addition to Section 4(b) of the 2018 Plan. Section 4(b) of the 2018 Plan, detailing the powers of the Committee, is hereby amended to add the following as subsection (xv) and to renumber the existing subsection (xv) to subsection (xvi):

“(xv) to determine, in its discretion, whether to settle Awards in cash, in Shares, or in some combination; and”
3.No Other Amendments. Except as amended as set forth in this Amendment, the 2018 Plan remains in full force and effect.

4.Governing Law. This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.